As filed with the Securities and Exchange Commission on February 25, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HESS MIDSTREAM LP

(Exact Name of Registrant as Specified in its Charter)

Delaware	84-3211812
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1400 Smith Street Houston, Texas 77002 (832) 854-1000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Gabriela B. Boersner

General Counsel and Secretary

Hess Midstream GP LLC

1400 Smith Street

Houston, Texas 77002

(832) 854-1000

(Name, Address, Including Zip Code, and Telephone Number, Area Code, of Agent for Service)

Copy to:

Thomas G. Brandt

David J. Miller

Samuel D. Rettew

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

(713) 546-5400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PROSPECTUS

Hess Midstream LP

(a Delaware limited partnership)

Class A Shares Representing Limited Partner Interests

Preferred Shares Representing Limited Partner Interests

Hess Midstream LP (the “Company,” “HESM,” “we,” “our” or “us”) may from time to time, in one or more offerings, offer and sell Class A shares representing limited partner interests in the Company (the “Class A Shares”), and preferred shares representing limited partner interests in the Company (the “Preferred Shares”) described in this prospectus. We refer to the Class A Shares and the Preferred Shares collectively as the “securities.”

We may offer and sell these securities in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offerings. This prospectus describes only the general terms of the securities and the general manner in which we will offer the securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will describe the specific manner in which we will offer the securities and also may add, update or change information contained in this prospectus. The names of any underwriters and the specific terms of a plan of distribution will be stated in the prospectus supplement. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

Our Class A Shares are traded on the New York Stock Exchange (“NYSE”) under the symbol “HESM.”

Investing in our securities involves a high degree of risk. Limited partnerships are inherently different from corporations. You should carefully consider the factors described under “Risk Factors” beginning on page 8 of this prospectus and any similar section contained in the applicable prospectus supplement and the documents incorporated by reference therein before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 25, 2026.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it.

You should not assume that the information contained in this prospectus or in any prospectus supplement is accurate as of any date other than the date on the front cover of those documents. You should not assume that the information contained in the documents incorporated by reference in this prospectus or in any prospectus supplement is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the Securities and Exchange Commission (the “SEC”) incorporated by reference in this prospectus.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), utilizing a “shelf” registration process or continuous offering process. Under this shelf registration process, or continuing offering process, we may, from time to time, offer and sell an unlimited amount of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of Hess Midstream LP and the securities that are registered hereunder. Each time we sell any securities offered by this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered. Any prospectus supplement may also add to, update or change information contained in this prospectus. To the extent information in this prospectus is inconsistent with the information contained in a prospectus supplement, you should rely on the information in the prospectus supplement.

Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. Before you invest in our securities, you should carefully read this prospectus, including the information provided under the heading “Risk Factors,” any prospectus supplement, the information incorporated by reference in this prospectus and any prospectus supplement (including the documents described under the heading “Where You Can Find More Information; Incorporation by Reference” in both this prospectus and any prospectus supplement), and any additional information you may need to make your investment decision.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file annual, quarterly, current and other reports with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File No. 001-39163). Our SEC filings are available to the public through the SEC’s website at www.sec.gov.

Our internet address is www.hessmidstream.com. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC are available, free of charge, through our website, as soon as reasonably practicable after those reports or filings are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus or into any prospectus supplement and you should not consider information contained on our website as part of any such documents.

We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus. You should not assume that the information in this prospectus is current as of the date other than the date on the cover page of this prospectus and information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference in this prospectus the documents listed below and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the SEC) until all offerings under the registration statement of which this prospectus forms a part are completed or terminated:

•	Our Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC on February 25, 2026; and

•	the description of our Class A Shares contained in our Form 8-K12B, as filed with the SEC on December 17, 2019.

We are also incorporating by reference all additional documents we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the end of the offering of securities described in this prospectus, except to the extent that information is deemed furnished and not filed with the SEC pursuant to securities laws and regulations.

You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

Investor Relations

1400 Smith Street

Houston, Texas 77002

Attention: Jennifer Gordon

Phone: (212) 536-8244

Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this prospectus or any accompanying prospectus supplement.

FORWARD-LOOKING STATEMENTS

This prospectus contains, and the applicable prospectus supplement and other documents incorporated by reference therein, may contain “forward-looking statements.” Words such as “anticipate,” “estimate,” “expect,” “forecast,” “guidance,” “drive,” “could,” “may,” “should,” “would,” “enable,” “believe,” “intend,” “focus,” “potential,” “project,” “plan,” “trend,” “predict,” “will,” “target,” “opportunity” and similar expressions, and variations or negatives of these words, are intended to identify forward-looking statements, but not all forward-looking statements include such words..

Forward-looking statements relating to the Company’s operations, assets, and strategy are based on management’s current expectations, assessments, estimates, projections and assumptions about the industry. These statements are not guarantees of future performance and are subject to numerous risks, uncertainties and other factors, many of which are beyond the Company’s control and difficult to predict. Therefore, actual outcomes and results may differ materially from our current projections or expectations of future results expressed or forecasted by these forward-looking statements. Among the important factors that could cause actual results to differ materially from those in our forward-looking statements are:

•

the ability of Chevron and other parties to satisfy their obligations to us, including Chevron’s ability to meet its drilling and development plans on a timely basis or at all, its ability to deliver its nominated volumes to us, and the operation of joint ventures that we may not control;

•	our ability to generate sufficient cash flow to pay current and expected levels of distributions;

•	reductions in the volumes of crude oil, natural gas, natural gas liquids (“NGLs”) and produced water we gather, process, terminal or store;

•	the actual volumes we gather, process, terminal or store for Chevron in excess of our minimum volume commitments (“MVCs”) and relative to Chevron’s nominations;

•	fluctuations in the prices and demand for crude oil, natural gas and NGLs;

•	changes in global economic conditions and the effects of a global economic downturn or inflation on our business and the businesses of our suppliers, customers, business partners and lenders;

•

our ability to comply with government regulations or make capital expenditures required to maintain compliance, including our ability to obtain or maintain permits necessary for capital projects in a timely manner, if at all, or the revocation or modification of existing permits;

•	our ability to successfully identify, evaluate and timely execute our capital projects, investment opportunities and growth strategies, whether through organic growth or acquisitions;

•

costs or liabilities associated with federal, state and local laws, regulations and governmental actions applicable to our business, including legislation and regulatory initiatives relating to environmental protection and health and safety, such as spills, releases, pipeline integrity and measures to limit greenhouse gas emissions and climate change;

•	our ability to comply with the terms of our credit facility, indebtedness and other financing arrangements, which, if accelerated, we may not be able to repay;

•	reduced demand for our midstream services, including the impact of weather or the availability of competing third-party midstream gathering, processing and transportation operations;

•

potential disruption or interruption of our business due to natural and human causes beyond our control, such as accidents, severe weather events, labor disputes, political crises, information technology failures, constraints or disruptions and cyber-attacks;

•

any limitations on our ability to access debt or capital markets on terms that we deem acceptable, including as a result of changes in credit ratings, weakness in the oil and gas industry or negative outcomes within commodity and financial markets;

•	liability resulting from litigation;

•

risks and uncertainties associated with Hess Corporation’s (“Hess”) integration with Chevron following the completion of the Merger (as defined below), including the failure of Chevron to realize anticipated synergies of the Merger in the expected timeframe, operational challenges, the diversion of management’s attention from ongoing business concerns, or unforeseen expenses associated with the Merger; and

•	other factors described in the section entitled “Risk Factors” included in this prospectus and any additional risks described in our other filings with the SEC incorporated herein by reference.

Other unpredictable or unknown factors not discussed in this prospectus could also cause actual results to differ materially from those in our forward-looking statements. Caution should be taken not to place undue reliance on any such forward-looking statements since such statements speak only as of the date of this prospectus. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise.

HESS MIDSTREAM LP

Unless the context otherwise requires, references in this section to the “Company,” “we,” “our,” “us” or like terms, refer to Hess Midstream LP and its consolidated subsidiaries. The “Partnership” refers to Hess Midstream Operations LP (formerly known as Hess Midstream Partners LP), a subsidiary of the Company. Our “general partner” refers to Hess Midstream GP LP. References to “Sponsor” or “Sponsors” refer to (a) Hess when referring to periods prior to July 17, 2025, and (b) Chevron from July 18, 2025. As used herein, the term “Chevron” may refer to Chevron Corporation, one or more of its consolidated subsidiaries, or to all of them taken as a whole; however, all of these terms are used for convenience only and are not intended as a precise description of any of the separate companies, each of which manages its own affairs.

Overview

We are a fee-based, growth-oriented, limited partnership that owns, operates, develops and acquires a diverse set of midstream assets and provides fee-based services to Chevron, its subsidiaries, and third-party customers. Our assets are primarily located in the Bakken and Three Forks shale plays in the Williston Basin area of North Dakota, which we collectively refer to as the Bakken and which is one of the most prolific crude oil producing basins in North America. Our Sponsor dedicated substantially all of its existing and future owned or controlled production in the Bakken under our long-term, fee-based agreements and intends to use us as the primary midstream vehicle to support its production goals in the Bakken and preserve value of its midstream business. We generate substantially all of our revenues by charging fees for gathering, compressing and processing natural gas and fractionating NGLs; gathering, terminaling, loading and transporting crude oil and NGLs; storing and terminaling propane; and gathering and disposing of produced water.

On July 18, 2025, Hess and Chevron completed the previously announced merger contemplated by the Agreement and Plan of Merger, dated October 22, 2023 (the “Merger”). As a result of the Merger, Chevron is the direct parent of Hess and, therefore, indirectly owns each of the following:

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100% of the limited liability company interests in Hess Infrastructure Partners GP LLC (“HIP GP”), the sole member of Hess Midstream GP LLC (“GP LLC”), the general partner of Hess Midstream GP LP, our general partner;

•	100% of the limited liability company interests in GP LLC;

•	100% of the partnership interests in Hess Midstream GP LP, our general partner; and

•

100% of the limited liability company interests in Hess Investments North Dakota LLC (“HINDL”), the holder of 449,000 Class A shares representing limited partner interests in the Company (“Class A Shares”) and all of the issued and outstanding Class B shares representing limited partner interests in the Company (“Class B Shares”) and Class B units representing limited partner interests in the Partnership (“Class B Units”), which Class B Shares and Class B Units together are exchangeable into Class A Shares and, together with HINDL’s Class A Shares, collectively represent an approximate 37.9% interest in the Company on a consolidated basis.

Throughout this prospectus and depending on the context, we make references to Chevron, as Chevron, following the completion of the Merger, is our Sponsor and indirectly wholly owns our general partner and, through its ownership of our general partner, has the indirect right to appoint all of the members of our board of directors. Our historical commercial, omnibus and employee secondment agreements with Hess remain in effect subsequent to the Merger, and we refer to Chevron as the counterparty to these agreements, as Chevron currently wholly owns the Hess entities that are counterparties to these agreements.

Our Operating Segments

We conduct our business through three operating segments: (1) gathering, (2) processing and storage and (3) terminaling and export.

Gathering

Our gathering segment includes the following assets:

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Natural Gas Gathering and Compression. A natural gas gathering and compression system located primarily in McKenzie, Williams and Mountrail Counties, North Dakota connecting Chevron and third-party owned or operated wells to the Tioga Gas Plant, Little Missouri 4 gas processing plant and third-party pipeline facilities. The system also includes the Hawkeye Gas Facility.

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Crude Oil Gathering. A crude oil gathering system located primarily in McKenzie, Williams and Mountrail Counties, North Dakota, connecting Chevron and third-party owned or operated wells to the Ramberg Terminal Facility, the Tioga Rail Terminal and the Johnson’s Corner Header System. The system also includes the Hawkeye Oil Facility.

•	Produced Water Gathering and Disposal. A produced water gathering system and disposal facilities located primarily in Williams and Mountrail counties, North Dakota.

Processing and Storage

Our processing and storage segment includes the following assets:

•	Tioga Gas Plant. A natural gas processing and fractionation plant located in Tioga, North Dakota.

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Equity Investment in Little Missouri 4 Joint Venture. A 50% equity method investment in the Little Missouri 4 joint venture that owns a natural gas processing plant located in McKenzie County, North Dakota. Targa Resources Corp. is the operator of the plant.

•	Mentor Storage Terminal. A propane storage cavern and rail and truck loading and unloading facility located in Mentor, Minnesota.

Terminaling and Export

Our terminaling and export segment includes the following assets:

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Ramberg Terminal Facility. A crude oil pipeline and truck unloading terminal located in Williams County, North Dakota that is capable of delivering crude oil into an interconnecting pipeline for transportation to the Tioga Rail Terminal, Dakota Access Pipeline (“DAPL”) and other third-party pipelines and storage facilities.

•	Tioga Rail Terminal. A crude oil and NGL rail loading terminal in Tioga, North Dakota that is connected to the Tioga Gas Plant, the Ramberg Terminal Facility and our crude oil gathering system.

•

Crude Oil Rail Cars. A total of 550 crude oil rail cars constructed to the most recent DOT-117 safety standards, which we operate as unit trains consisting of approximately 100 to 110 crude oil rail cars.

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Johnson’s Corner Header System. A crude oil pipeline header system located in McKenzie County, North Dakota that receives crude oil by pipeline from Chevron and third parties and delivers crude oil to third-party interstate pipeline systems.

•	Other DAPL Connections. Various connections into DAPL that receive crude oil by pipeline from the crude oil gathering system for delivery into DAPL.

Commercial Agreements with Chevron and Their Impact on Our Cash Flow Stability

We have long-term, fee-based commercial agreements with certain subsidiaries of Chevron to provide gas gathering, crude oil gathering, gas processing and fractionation, storage, terminaling and export, and water handling services. Our contract structure includes minimum volume commitments (“MVCs”), inflation escalators and fee recalculation mechanisms, all of which are intended to provide us with cash flow stability and downside risk protection. Our MVCs, which apply on a three-year rolling basis and are currently fixed through 2028, provide minimum levels of cash flows, and the fee recalculation mechanism, which allows fees to be adjusted to target a return on capital deployed, supports cash flow stability. For certain crude oil gathering, terminaling, storage, gas processing and gas gathering agreements, we exercised our renewal options to extend these commercial agreements for an additional 10-year term (the “Secondary Term”) effective January 1, 2024 through December 31, 2033. There were no changes to any provisions of the existing commercial agreements as a result of the exercise of the renewal options. Except for crude oil terminaling and water handling services, Chevron may receive shortfall credits applicable to excess volumes in the subsequent four quarters.

RISK FACTORS

An investment in our securities involves risks. Limited partner interests are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in similar businesses. We urge you to carefully consider the risk factors included in our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are incorporated by reference into this prospectus and the applicable prospectus supplement, together with all of the other information included in this prospectus, the applicable prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. If any of the risks discussed in the foregoing documents were to materialize, our business, financial condition, results of operations and cash flows could be materially adversely affected and you could lose all or part of your investment. Please also read “Forward-Looking Statements.”

USE OF PROCEEDS

The actual application of proceeds to us from the sale of any particular offering of securities using this prospectus will be determined at the time of the offering and will be described in the applicable prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend upon, among other factors, our funding requirements and the availability and cost of other funds.

DESCRIPTION OF OUR CLASS A SHARES AND CLASS B SHARES

Class A Shares

Class A Shares represent limited partner interests in us. The holders of Class A Shares are entitled to participate in our distributions and are entitled to exercise the rights and privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of Class A Shares in and to our distributions, please read this section and “Provisions of Our Partnership Agreement Relating to Cash Distributions.” For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “Our Partnership Agreement.”

Our outstanding Class A Shares are listed on the NYSE under the symbol “HESM,” and any additional Class A Shares we issue will also be listed on the NYSE. As of February 18, 2026, we had 129,403,244 Class A Shares outstanding. On February 24, 2026, the last reported sales price of our Class A Shares on the NYSE was $38.07 per Class A Share.

Class B Shares

Our Class B Shares represent limited partner interests in us. The holders of Class B Shares are not entitled to participate in our distributions but are entitled to receive notice of, be included in any requisite quorum for, and participate in any and all approvals, votes or other actions of our partners on a pro rata basis as, and treating such persons for all such purposes as if they are, shareholders holding Class A Shares. For a description of the relative rights and preferences of holders of Class A Shares, please read this section and “Provisions of Our Partnership Agreement Relating to Cash Distributions.” For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “Our Partnership Agreement.”

Redemption Right

Pursuant to our partnership agreement and the partnership agreement of the Partnership (the “Opco Partnership Agreement”), each holder of Class B Units and Class B Shares is able to tender its Class B Units and an equal number of its Class B Shares (one such Class B Unit and one such Class B Share, together, a “Redeemed Security,” and collectively, the “Redeemed Securities”) for redemption to the Partnership. Each holder of Class B Units and Class B Shares has the right to receive a number of Class A Shares equal to the number of Redeemed Securities. In the event of a redemption by the Partnership for Class A Shares, (i) we will contribute newly issued Class A Shares to the Partnership in order for the Partnership to redeem the applicable Class B Units, (ii) we will cancel the applicable Class B Shares and (iii) the Partnership will issue the same number of Class A units representing limited partner interests in the Partnership (“Class A Opco Units”) to us. In addition, we have the right, but not the obligation, to directly purchase all or a portion of such Redeemed Securities for a number of Class A Shares equal to the number of Redeemed Securities we elect to purchase.

Jury Trial Waiver

Our partnership agreement provides that, to the extent permitted by law, holders of our shares waive the right to a jury trial of any claim they may have against us arising out of or relating to our shares or our partnership agreement, including any claim under the U.S. federal securities laws. If we opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable under the facts and circumstances of that case in accordance with applicable case law.

Transfer Agent and Registrar

Duties

Computershare Trust Company, N.A. (“Computershare”) serves as the transfer agent and registrar for the Class A Shares. We pay all fees charged by the transfer agent for transfers of Class A Shares except the following that must be paid by shareholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges in connection therewith;

•	special charges for services requested by a common shareholder; and

•	other similar fees or charges.

Unless our general partner determines otherwise in respect of some or all of any classes of our partner interests, our partner interests will be evidenced by book entry notation on our partnership register and not by physical certificates.

There will be no charge to our shareholders for disbursements of our cash distributions. We will indemnify Computershare, its agents and each of their respective stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Class A Shares

By transfer of Class A Shares in accordance with our partnership agreement, each transferee of Class A Shares will be admitted as a shareholder of the Company when such transfer and admission is reflected in the Company’s register and such transferee becomes the record holder of the limited partner interests so transferred. Additionally, each transferee of shares:

•	makes the consents, acknowledgements and waivers contained in our partnership agreement, all with or without execution of our partnership agreement by such transferee;

•	agrees to be bound by the terms and conditions of, and is deemed to have agreed to be bound, our partnership agreement; and

•	represents that the transferee has the capacity, power and authority to enter into our partnership agreement.

Class A Shares are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in the Company for the transferred shares.

DESCRIPTION OF OUR PREFERRED SHARES

Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and with the designations, preferences, rights, powers and duties established by our general partner without the approval of any of our limited partners. In accordance with Delaware law and the provisions of our partnership agreement, we may issue additional partnership interests that, as determined by our general partner, have special voting rights to which our Class A Shares are not entitled.

Should we offer Preferred Shares under this prospectus, a prospectus supplement relating to the particular series of Preferred Shares offered will include the specific terms of those Preferred Shares, including, among other things, the following:

•	the designation, stated value and liquidation preference of the Preferred Shares and the number of Preferred Shares offered;

•	the initial public offering price at which the Preferred Shares will be issued;

•	the conversion or exchange provisions of the Preferred Shares;

•	any redemption or sinking fund provisions of the Preferred Shares;

•	the distribution rights of the Preferred Shares, if any; and

•	any additional rights, preferences, privileges, limitations, and restrictions of the Preferred Shares.

The transfer agent and registrar for any Preferred Shares will be designated in the applicable prospectus supplement.

PROVISIONS OF OUR PARTNERSHIP AGREEMENT RELATING TO CASH DISTRIBUTIONS

Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

Distributions of Available Cash

General

Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash to shareholders of record on the applicable record date. Except for splits and combinations as contemplated by our partnership agreement, no distribution shall be made under any circumstances in respect of any Class B Shares or our general partner interest.

Definition of Available Cash

Available cash generally means, for any quarter, all cash and cash equivalents on hand at the end of that quarter:

•	less, the amount of cash reserves established by our general partner to:

•	provide for the proper conduct of our business (including reserves for our future capital expenditures and anticipated future debt service requirements);

•

comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any group member is a party or by which it is bound or its assets are subject;

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provide funds for distributions to our shareholders and to our general partner for any one or more of the next four quarters (provided that our general partner may not establish cash reserves for distributions if the effect of the establishment of such reserves will prevent us from distributing the minimum quarterly distribution on all Class A Shares for the current quarter); and

•

plus, if our general partner so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter or available to be borrowed as a working capital borrowing as of the date of determination of available cash.

The purpose and effect of the last bullet point above is to allow our general partner, if it so decides, to use cash from working capital borrowings made after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to shareholders. Under our partnership agreement, working capital borrowings are generally borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to partners and with the intent of the borrower to repay such borrowings within twelve months with funds other than from additional working capital borrowings.

Intent to Distribute the Minimum Quarterly Distribution

Under our current cash distribution policy, we intend to make a minimum quarterly distribution to the holders of our Class A Shares of $0.30 per share, or $1.20 per share on an annualized basis, to the extent we have sufficient available cash after the establishment of cash reserves and the payment of costs and expenses, including reimbursements of expenses to our general partner. However, there is no guarantee that we will pay the minimum quarterly distribution on our Class A Shares in any quarter. The amount of distributions paid under our cash distribution policy and the decision to make any distribution will be determined by our general partner, taking into consideration the terms of our partnership agreement.

General Partner Interest

As a result of the Merger, Chevron is the direct parent of Hess and, therefore, indirectly owns (a) 100% of the limited liability company interests in HIP GP, the sole member of GP LLC, the general partner of our general partner; (b) 100% of the limited liability company interests in GP LLC; and (c) 100% of the partnership interests in our general partner.

Our general partner holds a noneconomic general partner interest in us and is not entitled to receive cash distributions with respect to its general partner interest in us. However, our general partner may in the future own other equity interests in us and may be entitled to receive distributions on any such interests.

Distributions to Class A Shares

As of February 18, 2026, we had 129,403,244 Class A Shares outstanding. Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash to shareholders of record on the applicable record date.

Distributions to Class B Shares

As of February 18, 2026, we had 78,283,296 Class B Shares outstanding, all of which were held by HINDL. Except for splits and combinations as contemplated by our partnership agreement, no distribution shall be made under any circumstances in respect of any Class B Shares.

Adjustment of the Minimum Quarterly Distribution

If we combine our Class A Shares and Class B Shares (collectively, the “Shares”) or other interests in us (“Company Interests”) into fewer Shares or Company Interests (commonly referred to as a “reverse split”) or subdivide our Shares or Company Interests into a greater number of Shares or Company Interests (commonly referred to as a “split”), we will proportionately adjust the minimum quarterly distribution.

For example, if a two-for-one split of Class A Shares should occur, the minimum quarterly distribution would be reduced to 50% of its initial level. We will not make any adjustment by reason of the issuance of additional Shares or Company Interests for cash or property (including additional Class A Shares issued under any compensation or benefit plans).

Distributions of Cash Upon Liquidation

General

If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to all record holders of Class A Shares, pro rata, and such distribution will be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).

OUR PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. We will provide prospective investors with a copy of our partnership agreement upon request at no charge. We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “Provisions of Our Partnership Agreement Relating to Cash Distributions”; and

•	with regard to the transfer of Class A Shares, please read “Description of Class A Shares—Transfer of Class A Shares”.

Organization and Duration

The Company was organized on September 27, 2019, and will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

Our purpose under our partnership agreement is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law. We are expressly permitted to make capital contributions or loans to our subsidiaries and their respective affiliates that we control or its subsidiaries.

Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the business of directly or indirectly owning, operating, developing and acquiring midstream logistics assets, our general partner has no current plans to do so and may decline to do so free of any duty or obligation whatsoever to us or our shareholders, including any duty to act in our best interests or those of our shareholders, other than the implied contractual covenant of good faith and fair dealing. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Cash Distributions

Our partnership agreement specifies the manner in which we will make cash distributions to holders of our Class A Shares and other Company Interests. For a description of these cash distribution provisions, please read “Provisions of Our Partnership Agreement Relating to Cash Distributions.”

Capital Contributions

Shareholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Voting Rights

Our general partner is responsible for managing us, and our shareholders have the right to vote on matters only if referred to them by our general partner or as otherwise expressly provided in our partnership agreement. The following is a summary of the shareholder vote required for the matters specified below. Matters that require the approval of a “share majority” require the approval of at least a majority of the issued and outstanding Class A Shares and Class B Shares, voting together as a single class. In voting their shares, our general partner and its affiliates will have no duty or obligation whatsoever to the Company or the limited partners, including any duty to act in the best interests of the Company or the limited partners, other than the implied contractual covenant of good faith and fair dealing.

Issuance of additional shares	No approval rights.

Amendment of the partnership agreement	Certain amendments may be made by our general partner without the approval of the other holders of the shares. Other amendments generally require the approval of a share majority. See “—Amendment of the Partnership Agreement.”

Merger of the Company or the sale of all or substantially all of the assets of the Company	Share majority. See “—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Dissolution of the Company	Share majority. See “—Termination and Dissolution.”

Continuation of the Company’s business upon dissolution	Share majority. See “—Termination and Dissolution.”

Withdrawal of our general partner	Prior to June 30, 2027, a share majority, excluding the shares held by our general partner and its affiliates, is required under most circumstances for the withdrawal of our general partner, in a manner which would cause a dissolution of the Company. See “—Withdrawal or Removal of our General Partner.”

Removal of our general partner	Our general partner may be removed only for cause. Not less than 66 2⁄3% of the issued and outstanding the shares, voting as a single class, including the shares held by our general partner and its affiliates, is required to remove our general partner. See “—Withdrawal or Removal of our General Partner.”

Transfer of the general partner interest	The general partner may transfer all, but not less than all, of its general partner interest in the Company without a vote of the Company’s shareholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the outstanding shares, excluding such shares held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to June 30, 2027. See “—Transfer of General Partner Interest.”

Transfer of ownership interests in our general partner	No approval right. See “—Transfer of Ownership Interests in our General Partner.”

Voting Rights of the Class B Shares

Each holder of a Class B Share will be entitled to receive notice of, be included in any requisite quorum for, and participate in any and all approvals, votes or other actions of the partners of the Company on a pro rata basis as, and treating such persons for all such purposes as if they are shareholders holding Class A Shares. The affirmative vote of the holders of a majority of the voting power of all Class B Shares voting separately as a class will be required to alter, amend or repeal such voting rights of Class B Shares or to adopt any provision of the Opco Partnership Agreement inconsistent with such rights.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”) and that it otherwise acts in conformity with the provisions of our partnership agreement, its liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital it is obligated to contribute to us for its Class A Shares or Class B Shares plus its share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right of, by the limited partners as a group:

•	to remove or replace our general partner;

•	to approve some amendments to the partnership agreement; or

•	to take other action under the partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that a limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their limited partner interests and liabilities for which the recourse of creditors is limited to specific property of the limited partnership, would exceed the fair value of the assets of the limited partnership, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited is included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that liability. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the limited partnership, except that such person is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from the partnership agreement.

Our subsidiaries conduct business in several states and we may have subsidiaries that conduct business in other states in the future. Maintenance of our limited liability as a member or limited partner of our subsidiaries, may require compliance with legal requirements in the jurisdictions in which our subsidiaries conduct business, including qualifying our subsidiaries to do business there.

Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of tour ownership interests in our operating subsidiaries or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to the partnership agreement, or to take other action under the partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then our limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Company Interests

We are authorized to issue an unlimited number of additional Company Interests for the consideration and on the terms and conditions determined by our general partner without the approval of the holders of our shares; provided, however, that we may not issue any Class A Shares unless we contribute the net cash proceeds or other consideration received from the issuance of such Class A Shares to the Partnership in exchange for an equivalent number of Class A Opco Units.

It is possible that we will fund acquisitions through the issuance of additional Class A Shares, Class B Shares or other Company Interests. Holders of any additional shares (other than Class B Shares) issued by us will be entitled to share equally with then-existing holders of Class A Shares in our distributions of available cash. In addition, the issuance of additional shares or other Company Interests may dilute the value of the interests of then-existing holders of Class A Shares in the Company’s net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional Company Interests that, as determined by our general partner, may have special voting rights to which the Class A Shares or Class B Shares are not entitled. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity interests that may effectively rank senior to the Class A Shares or Class B Shares.

If at any time, HINDL or any other record holder of one or more Class B Shares does not hold (including through its affiliates) an equal number of Class B Shares and Class B Units, we will issue additional Class B Shares to such holder or cancel Class B Shares held by such holder, as applicable, so that the number of Class B Shares directly or indirectly held by such holder and its affiliates is equal to the number of Class B Units directly or indirectly held by such holder and its affiliates.

Our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase shares or other Company Interests whenever, and on the same terms that, we issue those interests to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of our general partner and its affiliates, including such interest represented by the Company Interests, that existed immediately prior to each issuance. The other holders of shares will not have preemptive rights to acquire additional Class A Shares or Class B Shares or other Company Interests.

In addition, pursuant to the Opco Partnership Agreement, each holder of Class B Units and Class B Shares will be able to tender its Class B Units and Class B Shares for redemption to the Partnership. In exchange, such holder of Class B Units and Class B Shares will be granted the right to receive a number of the Class A Shares equal to the number of Class B Units included in the Redeemed Securities. See “Description of Class A Shares and Class B Shares—Class B Shares—Redemption Right.”

Amendment of Our Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to the Company or the Company’s limited partners, including any duty to act in the best interests of the Company or the limited partners, other than the implied contractual covenant of good faith and fair dealing. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of the Company shares required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a share majority.

Prohibited amendments

No amendment may be made that would, among other actions:

•

enlarge the obligations of any limited partner without its consent, unless such is deemed to have occurred as a result of an amendment approved by at least a majority of the type or class of limited partner interests so affected; or

•

enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by the Company to our general partner or any of its affiliates without its consent, which consent may be given or withheld at its option.

The provisions of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of our outstanding shares, voting together as a single class (including shares owned by our general partner and its affiliates). As of February 18, 2026, our general partner and its affiliates owned approximately 37.9% of our total outstanding shares on an aggregate basis.

No shareholder approval

Our general partner may generally make amendments to the partnership agreement without the approval of any limited partner to reflect:

•	a change in our name, the location of our principal office, the Company’s registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•

a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state;

•	a change in our fiscal year or taxable year and any other changes that our general partner determines to be necessary or appropriate as a result of such change;

•

an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or our directors, officers, agents or trustees, from, in any manner, being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, each as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

•	an amendment that our general partner determines to be necessary or appropriate in connection with the authorization or issuance of additional Company Interests;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement or plan of conversion that has been approved under the terms of our partnership agreement;

•

any amendment that our general partner determines to be necessary or appropriate to reflect and account for the formation by us of, or our investment in, any corporation, partnership or other entity, in connection with our conduct of activities permitted by our partnership agreement;

•

mergers with, conveyances to or conversions into another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger, conveyance or conversion other than those it receives by way of the merger, conveyance or conversion; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if our general partner determines that those amendments:

•	do not adversely affect in any material respect the limited partners considered as a whole or any particular class of Company Interests as compared to other classes of Company Interests;

•

are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed or admitted to trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of shares under the provisions of the partnership agreement; or

•	are required to effect the intent of the provisions of the partnership agreement or are otherwise contemplated by the partnership agreement.

Opinion of counsel and shareholder approval

For amendments of the type not requiring shareholder approval, our general partner will not be required to obtain an opinion of counsel to the effect that an amendment will not affect the limited liability of any limited partner under Delaware law. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding shares voting as a single class unless we first obtain such an opinion of counsel.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of Company Interests in relation to other classes of Company Interests will require the approval of at least a majority of the type or class of Company Interests so affected. Any amendment that would reduce the percentage of shares required to take any action, other than to remove our general partner or call a meeting of shareholders, must be approved by the affirmative vote of limited partners whose aggregate outstanding shares constitute not less than the percentage sought to be reduced. Any amendment that would increase the percentage of shares required to remove our general partner must be approved by the affirmative vote of limited partners whose aggregate outstanding shares constitute not less than 90% of outstanding shares. Any amendment that would increase the percentage of shares required to call a meeting of shareholders must be approved by the affirmative vote of limited partners whose aggregate outstanding shares constitute at least a majority of the outstanding shares.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any duty or obligation whatsoever to us or our limited partners, including any duty to act in the best interest of us or our limited partners, other than the implied contractual covenant of good faith and fair dealing.

In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a share majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions. Our general partner may, however, mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell any or all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger with another limited liability entity without the prior approval of the shareholders if we are is the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in an amendment to the partnership agreement requiring shareholder approval, each of our shares will be an identical share of the Company following the transaction and the Company Interests to be issued by us in such merger do not exceed 20% of our outstanding Company Interests immediately prior to the transaction.

Termination and Dissolution

We will continue as a limited partnership until dissolved and terminated under our partnership agreement. We will dissolve upon:

•

the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal followed by approval and admission of a successor;

•	the election of our general partner to dissolve us if approved by the holders of shares representing a share majority;

•	the entry of a decree of judicial dissolution of us; or

•	there being no limited partners, unless we are continued without dissolution in accordance with the Delaware Act.

Upon a dissolution under the first clause above, the holders of a share majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of shares representing a share majority, subject to our receipt of an opinion of counsel to the effect that the action would not result in the loss of limited liability of any limited partner.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate to, liquidate our assets and apply the proceeds of the liquidation pursuant to our partnership agreement. The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to June 30, 2027, without obtaining the approval of the holders of at least a majority of the outstanding shares, excluding shares held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2027, our general partner may withdraw as general partner without first obtaining approval of any shareholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without shareholder approval upon 90 days’ written notice to the limited partners if at least 50% of the outstanding shares are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the holders of our shares. See “—Transfer of General Partner Interest.”

Upon voluntary withdrawal of our general partner by giving notice to the other partners, the holders of a share majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability cannot be obtained, the Company will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a share majority agree to continue our business by appointing a successor general partner. See “—Termination and Dissolution.”

Our general partner may not be removed unless that removal is for cause and is approved by the vote of the holders of not less than 66 2⁄3% of our outstanding shares, voting together as a single class, including shares held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding shares, voting together as a single class. The ownership of more than 33 1/3% of the outstanding shares by our general partner and its affiliates would give them the practical ability to prevent our general partner’s removal.

In the event of removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase our general partner interest of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase our general partner interest of the departing general partner for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner will become a limited partner and its general partner interest will automatically convert into shares pursuant to a valuation of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for the Company’s benefit.

Transfer of General Partner Interest

Except for transfer by our general partner of all, but not less than all, of its general partner interest to (1) an affiliate of our general partner (other than an individual), or (2) another entity as part of the merger or consolidation of our general partner with or into such entity or the transfer by our general partner of all or substantially all of its assets to such entity, our general partner may not transfer all or any part of its general partner interest to another person prior to June 30, 2027 without the approval of the holders of at least a majority of the outstanding shares, excluding shares held by our general partner and its affiliates, voting as a single class. As a condition of this transfer, the transferee must assume, among other things, the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement, and furnish an opinion of counsel regarding limited liability.

Transfer of Ownership Interests in Our General Partner

At any time, HIP GP and its affiliates may sell or transfer all or part of their interest in our general partner to an affiliate or third party without the approval of our shareholders.

Transfer of Class B Shares

No holder of Class B Shares may transfer any of its Class B Shares to any person other than the Company without the consent of our general partner, except that such holder may transfer one or more Class B Shares to any person so long as an equal number of Class B Units are simultaneously transferred by such holder to such person pursuant to the Opco Partnership Agreement. However, our general partner and its affiliates (including HINDL) may transfer any or all of its Class B Shares to any person without the approval of any limited partner of the Company or any other person.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Hess Midstream GP LP as our general partner or otherwise change the Company’s management. If any person or group other than the general partner and its affiliates acquires beneficial ownership of 20% or more of any class of shares, that person or group loses voting rights on all of its shares. This loss of voting rights does not apply to any person or group that acquires the shares from our general partner or its affiliates and any transferees of that person or group who are notified by the general partner that they will not lose their voting rights or to any person or group who acquires the shares with the prior approval of our board of directors. See “—Withdrawal or Removal of Our General Partner.”

Limited Call Right

If at any time our general partner and its affiliates own more than a certain designated percentage (as described below) of then-issued and outstanding Company Interests of any class (for purposes of which Class A Shares and Class B Shares will be considered Company Interests of a single class), our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to the Company, to acquire all, but not less than all, of the limited partner interests of such class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10, but not more than 60, days’ written notice.

The designated percentage for all classes of Company Interests other than Class A Shares will be 80%, and the initial designated percentage for Class A Shares under our partnership agreement was equal to 97%. Under our partnership agreement, if the percentage of the Class A Shares held by our general partner and its affiliates (considering the Class A Shares and together with the Class B Shares as a single class) (“GP Percentage”) is:

•

less than 94% but equal to or greater than 87%, then, until the first date that the GP Percentage is less than 87%, the designated percentage will equal the sum of the lowest GP Percentage as of any date following the Closing Date plus 3%;

•	less than 87% but greater than 85%, then, until the first date that the GP Percentage is less than 85%, the designated percentage will be 90%;

•

less than 85% but equal to or greater than 75%, then, until the first date that the GP Percentage is less than 75%, the designated percentage shall be the sum of the lowest GP Percentage as of any date following the Closing Date plus 5%; and

•	less than 75%, then, thereafter, the designated percentage will be 80%.

As of February 18, 2026, our general partner and its affiliates hold a GP Percentage of approximately 37.9%, and, as a result, the designated percentage for Class A Shares is 80%.

The purchase price in the event of this purchase is the greater of:

•

the highest cash price paid by either our general partner or any of its affiliates for any Company Interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the current market price calculated in accordance with our partnership agreement as of the date three business days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding Company Interests, a holder of Company Interests may have such holder’s Company Interests purchased at a price that may be lower than market prices at various times prior to such purchase or lower than a shareholder may anticipate the market price to be in the future. The tax consequences to a shareholder of the exercise of this call right are the same as a sale by that shareholder of his or her Class A Shares in the market.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of shares then outstanding, holders of shares on the record date will be entitled to notice of, and to vote at, meetings of the Company’s limited partners and to act upon matters for which approvals may be solicited.

Our general partner does not anticipate that any meeting of shareholders will be called in the foreseeable future. Any action that is required or permitted to be taken by shareholders may be taken either at a meeting of the shareholders or, if authorized by the general partner, without a meeting if consents in writing describing the action so taken are signed by holders of the number of shares that would be necessary to authorize or take that action at a meeting where all limited partners were present and voted. Meetings of the shareholders may be called by the general partner or by shareholders owning at least 20% of the outstanding shares of the class for which a meeting is proposed. shareholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding shares of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the shareholders requires approval by holders of a greater percentage of the shares, in which case the quorum will be the greater percentage. The general partner interest does not entitle the general partner to any vote other than its rights as general partner under the partnership agreement, will not be entitled to vote on any action required or permitted to be taken by the shareholders and will not count toward or be considered outstanding when calculating required votes, determining the presence of a quorum, or for similar purposes.

Each record holder of a share has a vote according to its percentage interest in the Company, although additional limited partner interests having special voting rights could be issued. See “—Issuance of Additional Company Interests.” However, if at any time any person or group, other than the general partner and its affiliates, a direct transferee of the general partner and its affiliates or a transferee of such direct transferee who is notified by the general partner that it will not lose its voting rights, acquires, in the aggregate, beneficial ownership of 20% or more of any class of shares then outstanding, that person or group will lose voting rights on all of its shares and the shares may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of shareholders, calculating required votes, determining the presence of a quorum, or for other similar purposes. Shares held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise. Class B Shares will vote together with Class B Shares as a single class. Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of shares under the partnership agreement will be delivered to the record holder by the Company or by the transfer agent.

Status as Limited Partner

By transfer of shares in accordance with our partnership agreement, each transferee of shares shall be admitted as a limited partner with respect to the shares transferred when such transfer and admission is reflected in our register. Except as described under “—Limited Liability,” the shares will be fully paid, and shareholders will not be required to make additional contributions.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our general partner or any departing general partner;

•

any person who is or was a director, officer, managing member, manager, general partner, fiduciary or trustee of us or our subsidiaries, an affiliate of us or our subsidiaries or any entity set forth in the preceding three bullet points;

•

any person who is or was serving as director, officer, managing member, manager, general partner, fiduciary or trustee of another person owing a fiduciary duty to us or any of our subsidiaries at the request of our general partner or any departing general partner or any of their affiliates, excluding any such person providing, on a fee-for-service basis, trustee, fiduciary of custodial services; and

•

any person designated by our general partner because such person’s status, service or relationship expose such person to potential claims or suits relating to our or our subsidiaries’ business and affairs.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We will purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against such liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by the general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. The general partner is entitled to determine in good faith the expenses that are allocable to us. The expenses for which we are required to reimburse our general partner are not subject to any caps or other limits.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books are maintained for financial reporting purposes on an accrual basis. For fiscal and tax reporting purposes, our fiscal year is the calendar year.

We will mail or make available to record holders of Class A Shares, within 105 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also mail or make available summary financial information within 50 days after the close of each quarter.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to its interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at its own expense, have furnished to him:

•	a current list of the name and last known address of each record holder;

•	copies of our partnership agreement and our certificate of limited partnership and all amendments thereto; and

•	certain information regarding the status of our business and financial condition.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner determines is not in our best interests or that we are required by law or by agreements with third parties to keep confidential. Our partnership agreement limits the right to information that a limited partner would otherwise have under Delaware law.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any Class A Shares or Company Interests proposed to be sold by our general partner or any of its affiliates (other than individuals) or their assignees if an exemption from the registration requirements is not otherwise available. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

Exclusive Forum

Our partnership agreement provides that our shareholders shall waive the right to a jury trial of, and that the Court of Chancery of the State of Delaware shall be the exclusive forum for, any claims, suits, actions or proceedings (1) arising out of or relating in any way to our partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of our partnership agreement or the duties, obligations or liabilities among the Company’s partners, or obligations or liabilities of the Company’s partners to the Company, or the rights or powers of, or restrictions on, the Company’s partners or the Company), (2) brought in a derivative manner on the Company’s behalf, (3) asserting a claim of breach of a duty owed by any of the Company’s, or the general partner’s, directors, officers, or other employees, or owed by our general partner, to the Company or the Company’s partners, (4) asserting a claim against the Company arising pursuant to any provision of the Delaware Act or (5) asserting a claim against the Company governed by the internal affairs doctrine. However, the exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Although the Company believes this provision benefits the Company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against the Company’s directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or similar governing documents have been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our partnership agreement to be inapplicable or unenforceable in such action.

By purchasing a Class A Share or Class B Share, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other court) in connection with any such claims, suits, actions or proceedings.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our Class A Shares, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our Class A Shares. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our Class A Shares.

This discussion is limited to Non-U.S. Holders that hold our Class A Shares as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding our Class A Shares as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “foreign controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our Class A Shares under the constructive sale provisions of the Code;

•	persons who hold or receive our Class A Shares pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the shares being taken into account in an applicable financial statement.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Class A Shares, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our Class A Shares and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A SHARES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Corporate Status

Although we are a Delaware limited partnership, we have elected to be treated as a corporation for U.S. federal income tax purposes. As a result, we are subject to tax as a corporation, and distributions on our Class A Shares are treated as distributions on corporate stock for U.S. federal income tax purposes. In addition, no Schedule K-1s will be issued with respect to our Class A Shares; instead holders of Class A Shares will receive a Form 1099 from us with respect to distributions received on our Class A Shares.

Consequences to Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our Class A Shares that is neither a “U.S. person” nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or entity treated as such for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

Distributions of cash or property on our Class A Shares will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Class A Shares, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our Class A Shares will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S.

Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Class A Shares unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our Class A Shares constitute a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain realized by a Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we are and will continue to be a USRPHC. The determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets. If we are or become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our Class A Shares will not be subject to U.S. federal income tax if our Class A Shares are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Class A Shares throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our Class A Shares will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a U.S. person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our Class A Shares paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A Shares within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a U.S. person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our Class A Shares conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Class A Shares paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Class A Shares. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of shares on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A Shares.

TAX CONSEQUENCES OF OWNERSHIP OF PREFERRED SHARES

A description of the material federal income tax consequences of the acquisition, ownership and disposition of Preferred Shares will be set forth in a prospectus supplement relating to the offering of Preferred Shares.

INVESTMENT IN HESS MIDSTREAM LP BY EMPLOYEE BENEFIT PLANS

An investment in our Class A Shares and/or preferred securities by an employee benefit plan is subject to certain additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, and the prohibited transaction restrictions imposed by Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of the Code or ERISA, which we refer to collectively as “Similar Laws.” As used herein, the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, certain Keogh plans, certain simplified employee pension plans and tax deferred annuities or individual retirement accounts or other arrangements established or maintained by an employer or employee organization, and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements.

This summary is based on the provisions of ERISA and the Code (and related regulations and administrative and judicial interpretations) as of the date of this prospectus. This summary does not purport to be complete and future legislation, court decisions, administrative regulations, rulings or administrative pronouncements could significantly modify the requirements summarized below. Any of these changes may be retroactive and, therefore, may apply to transactions entered into prior to the date of their enactment or release.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of an employee benefit plan that is subject to Title I of ERISA or Section 4975 of the Code, which we refer to as an “ERISA Plan,” and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. In considering an investment in our Class A Shares or preferred securities with any portion of the assets of an employee benefit plan, a fiduciary of the employee benefit plan should consider, among other things, whether the investment is in accordance with the documents and instruments governing the employee benefit plan and the applicable provisions of ERISA, the Code or any applicable Similar Law relating to the fiduciary’s duties to the employee benefit plan, including, without limitation:

(a) whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

(b) whether, in making the investment, the employee benefit plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

(c) whether making the investment will comply with the delegation of control and prohibited transaction provisions under Section 406 of ERISA, Section 4975 of the Internal Revenue Code and any other applicable Similar Laws (please read the discussion under “—Prohibited Transaction Issues” below);

(d) whether in making the investment, the employee benefit plan will be considered to hold, as plan assets, (1) only the investment in our Class A Shares or (2) an undivided interest in our underlying assets (please read the discussion under “—Plan Asset Issues” below); and

(e) whether the investment will result in recognition of unrelated business taxable income by the employee benefit plan and, if so, the potential after-tax investment return. Please read “Material U.S. Income Tax Considerations.”

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit employee benefit plans (and certain IRAs that are not considered part of an employee benefit plan) from engaging in certain transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the employee benefit plan or IRA, unless an exemption is applicable. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to excise taxes, penalties and liabilities under ERISA and the Code.

The acquisition and/or holding of the preferred securities by an ERISA Plan with respect to which we or the initial purchasers are considered a party in interest or a disqualified person, may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the preferred securities are acquired and held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may apply to the acquisition, holding and, if applicable, conversion of the preferred securities. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, our Class A Shares and/or the preferred securities may not be purchased or held (or converted to equity securities, in the case of any convertible preferred) by any person investing “plan assets” of any employee benefit plan, unless such purchase and holding (or conversion, if any) will not constitute a non-exempt prohibited transaction under ERISA or the Code or similar violation of any applicable Similar Laws.

Plan Asset Issues

In connection with an investment in the Class A Shares or preferred securities with any portion of the assets of an employee benefit plan, in addition to considering whether the purchase of our Class A Shares and/or preferred securities is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in our Class A Shares and/or preferred securities, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code and any other applicable Similar Laws. In addition, if our assets are deemed to be “plan assets” under ERISA, this would result, among other things, in (a) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us, and (b) the possibility that certain transaction in which we seek to engage could constitute “prohibited transaction” under the Code, ERISA and any other applicable Similar Laws.

The Department of Labor regulations, as modified by Section 3(42) of ERISA, provide guidance with respect to whether, in certain circumstances, the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets.” Under these regulations, an entity’s underlying assets generally would not be considered to be “plan assets” if, among other things:

(a) the equity interests acquired by the employee benefit plan are “publicly offered securities”—i.e., the equity interests are part of a class of securities that are widely held by 100 or more investors independent of the issuer and each other, “freely transferable” (as defined in the applicable Department of Labor regulations) and either part of a class of securities registered pursuant to certain provisions of the federal securities laws or sold to the plan as part of a public offering under certain conditions;

(b) the entity is an “operating company”—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries, or it qualifies as a “venture capital operating company” or a “real estate operating company”; or

(c) there is no “significant” investment by benefit plan investors (as defined in Section 3(42) of ERISA), which is defined to mean that, immediately after the most recent acquisition of an equity interest in any entity by an employee benefit plan, less than 25% of the total value of each class of equity interest, (disregarding certain interests held by our general partner, its affiliates and certain other persons who have discretionary authority or control with respect to the assets of the entity or provide investment advice for a fee with respect to such assets) is held by the employee benefit plans that are subject to part 4 of Title I of ERISA (which excludes governmental plans and non-electing church plans) and/or Section 4975 of the Code, IRAs and certain other employee benefit plans not subject to ERISA (such as electing church plans).

With respect to an investment in our Class A Shares, we believe that our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in (a) above and may also satisfy the requirements in (b) and/or (c) above (although there is little applicable Department of Labor guidance with respect to whether we may qualify as an “operating company” as required for compliance with (b), and we do not monitor the level of investment by benefit plan investors as required for compliance with (c)).

The foregoing discussion of issues arising for employee benefit plan investments under ERISA, the Code and applicable Similar Laws is general in nature and is not intended to be all inclusive, nor should it be construed as legal advice. Plan fiduciaries and other persons contemplating a purchase of our Class A Shares and/or the preferred securities should consult with their own counsel regarding the potential applicability of and consequences of such purchase under ERISA, the Code and other Similar Laws in light of the complexity of these rules and the serious penalties, excise taxes and liabilities imposed on persons who engage in non-exempt prohibited transactions or other violations. The sale of any Class A Shares and/or preferred securities by or to any employee benefit plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such employee benefit plans generally or any particular employee benefit plan, or that such an investment is appropriate for such employee benefit plans generally or any particular employee benefit plan.

Representation

By purchase or acceptance of the Class A Shares and/or the preferred securities, each purchaser and subsequent transferee of the Class A Shares and/or the preferred securities will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the Class A Shares and/or the preferred securities constitutes assets of any employee benefit plan or (ii) the purchase and holding (and any conversion, if applicable) of the Class A Shares and/or the preferred securities by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

PLAN OF DISTRIBUTION

We will set forth in the applicable prospectus supplement a description of the plan of distribution of our securities that may be offered pursuant to this prospectus.

VALIDITY OF THE SECURITIES

In connection with particular offerings of the securities offered in this prospectus in the future, and if stated in the applicable prospectus supplements, the validity of the issuance of the securities and certain other legal matters will be passed upon for us by Latham & Watkins LLP, Houston, Texas. Legal counsel to any selling shareholders or underwriters or other agents may pass upon legal matters for such underwriters and will be named in the applicable prospectus supplement.

EXPERTS

The financial statements as of December 31, 2025 and 2024 and for the years then ended and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2025 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2025 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Hess Midstream LP for the year ended December 31, 2023, appearing in Hess Midstream LP’s Annual Report (Form 10-K) for the year ended December 31, 2025, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 14. Other Expenses of Issuance and Distribution

Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby.

SEC registration fee	$	*
Legal fees and expenses		**
Accounting fees and expenses		**
Printing and engraving expenses		**
Transfer agent and registrar fees		**
Miscellaneous		**

Total	$	**

*	The registrant is deferring payment of the registration fee in reliance on Rule 456(b) and Rule 457(r).
**	These fees are calculated based on the number of issuances and amount of securities offered and accordingly cannot be estimated at this time.

Item 15. Indemnification of Directors and Officers

Hess Midstream LP

Subject to any terms, conditions or restrictions set forth in our partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. The section of the prospectus entitled “Our Partnership Agreement—Indemnification” discloses that we will generally indemnify officers, directors and affiliates of our general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by reference.

We expect that any underwriting agreement to be entered into in connection with the sale of the securities offered pursuant to this registration statement will provide for indemnification by the underwriters of us, our general partner, our general partner’s directors and our general partner’s officers who sign the registration statement, and any person who controls us or our general partner, including indemnification for liabilities under the Securities Act.

Hess Midstream GP LP

Subject to any terms, conditions or restrictions set forth in our partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

Under the amended and restated agreement of limited partnership of our general partner, in most circumstances, our general partner will provide indemnification similar to that in our partnership agreement for each of the following:

•	each of the partners of our general partner;

•	any person who is or was an affiliate of our general partner (other than the Company and its subsidiaries);

•	any person who is or was a member, partner, director, officer, fiduciary or trustee of our general partner or any affiliate of our general partner (other than the Company and its subsidiaries);

•

any person who is or was serving at the request of our general partner or any affiliate of our general partner as an officer, director, member, manager, partner, fiduciary or trustee of another person; provided, however, that a person shall not be an indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services; and

•	any person designated by our general partner as an “Indemnitee” for purposes of its limited partnership agreement.

Our general partner has purchased insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of our general partner or any of its direct or indirect subsidiaries.

Hess Midstream GP LLC

Subject to any terms, conditions or restrictions set forth in the limited liability company agreement, Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Under the second amended and restated limited liability company agreement of GP LLC, as amended, in most circumstances, GP LLC will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	any member of GP LLC;

•	any person who is an affiliate of a member of GP LLC;

•	a director or any representative serving on any committee of the board of directors of GP LLC;

•	any officer of GP LLC or any officer of any member of GP LLC and certain of GP LLC’s subsidiaries; and

•	any person who is or was an officer, director, member, manager, stockholder, partner, employee, representative or agent of any member of GP LLC or its respective affiliates.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

1.1+	Form of Underwriting Agreement

4.1	Amended and Restated Agreement of Limited Partnership of Hess Midstream LP, dated as of December 16, 2019 (incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K 12B filed on December 16, 2019)

4.2	First Amendment to the Amended and Restated Agreement of Limited Partnership of Hess Midstream LP, dated as of January 26, 2026 (incorporated by reference to Exhibit 3.2 of our Current Report on Form 8-K filed on January 30, 2026)

4.3	Composite Amended and Restated Agreement of Limited Partnership of Hess Midstream LP, dated December 16, 2019, as amended by the First Amendment to the Amended and Restated Agreement of Limited Partnership of Hess Midstream LP, dated as of January 26, 2026 (incorporated by reference to Exhibit 3.4 of our Annual Report on Form 10-K filed on February 25, 2026)

4.4	Indenture, dated as of December 10, 2019, by and between Hess Midstream Partners LP and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 of Hess Midstream Partners LP’s Current Report on Form 8-K filed on December 10, 2019)

4.5	First Supplemental Indenture, dated December 16, 2019, to the Indenture, dated as of December 10, 2019, by and among Hess Midstream Operations LP, Wells Fargo Bank, National Association, as trustee, and certain guarantors party thereto (incorporated by reference to Exhibit 4.6 of Hess Midstream Operations LP’s Current Report on Form 8-K filed on December 16, 2019)

4.6	Indenture, dated as of August 5, 2021, by and among Hess Midstream Operations LP, Wells Fargo Bank, National Association, as trustee, and certain guarantors party thereto (incorporated by reference herein to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on August 10, 2021)

4.7	Indenture, dated as of April 8, 2022, by and among Hess Midstream Operations LP, the Guarantors and Computershare Trust Company, N.A., as trustee (incorporated by reference herein to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on April 8, 2022)

4.8	Indenture, dated as of May 16, 2024, by and among Hess Midstream Operations LP, the Guarantors and Computershare Trust Company, N.A., as trustee (incorporated by reference herein to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 16, 2024)

4.9	Indenture, dated as of February 12, 2025, by and among Hess Midstream Operations LP, the Guarantors and Computershare Trust Company, N.A., as trustee (incorporated by reference herein to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on February 12, 2025)

4.10	Amendment and Restatement Agreement dated as of July 14, 2022, among Hess Midstream LP, Hess Midstream Operations LP, JPMorgan Chase Bank, N.A. and the other parties thereto (incorporated by reference to Exhibit 10.1 of Hess Midstream LP’s Current Report on Form 8-K filed on July 15, 2022)

4.11	Amended and Restated Registration Rights Agreement, dated as of December 16, 2019, by and among Hess Midstream LP, Hess Midstream GP LP, Hess Midstream GP LLC, Hess Investments North Dakota LLC and GIP II Blue Holding Partnership, L.P. (incorporated by reference to Exhibit 10.3 of Hess Midstream LP’s Current Report on Form 8-K12B filed on December 16, 2019)

5.1*	Opinion of Latham & Watkins LLP as to the legality of the securities being registered

23.1*	Consent of PricewaterhouseCoopers LLP (Hess Midstream LP)

23.2*	Consent of Ernst & Young LLP (Hess Midstream LP)

23.3*	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)

24.1*	Powers of Attorney (contained on the signature page to this Registration Statement)

107*	Filing Fee Table

+	To be filed as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 or in a post-effective amendment to this Registration Statement.
*	Filed herewith

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to the information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i), (1)(a)(ii) and (1)(a)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each of the post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in this Registration Statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in this Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of this Registration Statement or made in a document incorporated or deemed incorporated by reference into this Registration Statement or prospectus that is part of this Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this Registration Statement or prospectus that was part of this Registration Statement or made in any such document immediately prior to such effective date.

(e) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that, in the opinion of the SEC, indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against any liability (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 25, 2026.

Hess Midstream LP

By:	Hess Midstream GP LP, its general partner

By:	Hess Midstream GP LLC, its general partner

By:	/s/ Michael J. Chadwick
Name:	Michael J. Chadwick
Title:	Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Jonathan C. Stein, Gabriela B. Boersner and Michael J. Chadwick, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his or her substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jonathan C. Stein Jonathan C. Stein	Chief Executive Officer (Principal Executive Officer)	February 25, 2026

/s/ Michael J. Chadwick Michael J. Chadwick	Chief Financial Officer (Principal Financial and Accounting Officer)	February 25, 2026

/s/ Kristi H. McCarthy Kristi H. McCarthy	Chair of the Board of Directors	February 25, 2026

/s/ Kristen M. Ghattas Kristen M. Ghattas	Director	February 25, 2026

/s/ Barbara F. Harrison Barbara F. Harrison	Director	February 25, 2026

/s/ Gerbert Schoonman Gerbert Schoonman	Director	February 25, 2026

/s/ David W. Niemiec David W. Niemiec	Director	February 25, 2026

/s/ Stephen J.J. Letwin Stephen J.J. Letwin	Director	February 25, 2026

/s/ John P. Reddy John P. Reddy	Director	February 25, 2026